FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION CONTACT:

Karen Gross, Vice President and Corporate Secretary
(303) 573-1660

ROYAL GOLD ANNOUNCES FINAL CONVERSION DETAILS
FOR ITS MANDATORY CONVERTIBLE PREFERRED STOCK

DENVER, COLORADO. MARCH 6, 2008: ROYAL GOLD, INC. (NASDAQ:RGLD; TSX:RGL), the leading precious metals royalty company, announced that the conversion of all of its 7.25% mandatory convertible preferred stock (“Preferred Stock”) into shares of Royal Gold common stock will occur on March 10, 2008. A Notice of Conversion was previously mailed to registered holders of the Preferred Stock on January 25, 2008.
Based on the average closing price of $29.78 per common share on the Nasdaq Global Select Market, over the 20-consecutive trading day period ending on March 5, 2008, each outstanding share of Preferred Stock will automatically convert into 3.4589 shares of common stock. No fractional shares of Royal Gold’s common stock will be issued as a result of the conversion. Holders of fractional shares will receive cash. The Company will issue approximately 3,978,000 shares of its common stock upon the conversion. In addition, Royal Gold will pay the final cash dividend of $0.5035 per share to all holders of the Preferred Stock on March 10, 2008. The Preferred Stock ceased trading on the Nasdaq Global Select Market at the close of business on March 5, 2008, in order to facilitate the conversion.
For the third quarter of fiscal 2008, the Company expects to record an adjustment to earnings available to common stockholders for dividends related to the Preferred Stock of $1.6 million, or $0.05 per common share, in addition to a non-cash “deemed dividend” charge of approximately $2.0 million, or $0.06 per common share. Other than the additional common stock that will be issued and outstanding, there will be no further impact on the Company’s financial results associated with the Preferred Stock for any period following the Company’s third fiscal quarter.  After the conversion, Royal Gold will have approximately 33.9 million shares of common stock outstanding.
Tony Jensen, President and CEO, commented, “Converting the preferred shares to common stock streamlines our capital structure and reduces our cost of capital through the elimination of the 7.25% dividend payment.”
Royal Gold is a precious metals royalty company engaged in the acquisition and management of precious metal royalty interests. Royal Gold is publicly-traded on the NASDAQ Global Select Market under the symbol “RGLD,” and on the Toronto Stock Exchange under the symbol “RGL.” The Company’s web page is located at www.royalgold.com.

Cautionary “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: With the exception of historical matters, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements contained herein. Such forward-looking statements include statements on the streamlining of the Company's capital structure and reduction of the cost of capital. Factors that could cause actual results to differ materially from projections include, among others, the timing and size of the Company's stock repurchases, precious metals prices, decisions and activities of the operator of the various properties, unanticipated grade, geological, metallurgical, processing or other problems the operator may encounter, changes in project parameters as plans continue to be refined, economic and market conditions, as well as other factors described elsewhere in this press release and in our Annual Report on Form 10-K, and other filings with the Securities and Exchange Commission. Most of these factors are beyond the Company’s ability to predict or control. The Company disclaims any obligation to update any forward-looking statement made herein. Readers are cautioned not to put undue reliance on forward-looking statements.